Exhibit 10.1

EXECUTION VERSION

AGREEMENT REGARDING AMENDMENTS TO LOAN DOCUMENTS

THIS AGREEMENT REGARDING AMENDMENTS TO LOAN DOCUMENTS (as amended, modified, supplemented, extended or restated from time to time, this "Amendment Agreement"), dated as of October 30, 2013, is entered into among HICKORY TECH CORPORATION (the "Borrower"); each of the wholly-owned Subsidiaries of the Borrower listed on the signature pages hereof (individually, a "Guarantor" and, collectively, the "Guarantors"; and, together with the Borrower, the "Loan Parties"); COBANK, ACB (individually, "CoBank" and, as Administrative Agent, "Administrative Agent"), in its capacity as Administrative Agent and as a Lender; and each lender listed on the signature pages hereof (together with CoBank, the "Lenders").

RECITALS

WHEREAS, the Borrower, the Lenders and Administrative Agent are parties to that certain Credit Agreement, dated as of August 11, 2011 (as amended, modified, supplemented, extended or restated from time to time, the "Credit Agreement");
WHEREAS, certain lenders extended certain financial accommodations to the Borrower under the Credit Agreement consisting of a term loan facility (the "Existing Term Loan"), the proceeds of which were to be used to refinance certain debt of the Borrower, payment of certain permitted dividends and payment of fees and expenses incurred in connection with the Existing Term Loan;
WHEREAS, the Borrower, the Incremental Term Lenders and the Administrative Agent are parties to that certain Incremental Term Loan Agreement, dated as of March 1, 2012 (the "Incremental Term Loan Agreement"), pursuant to which certain Incremental Term Lenders extended certain financial accomodations to the Borrower consisting of an Incremental Term Loan facility (the "Incremental Term Loan"), the proceeds of which were to be used (i) to finance the acquisition of all the outstanding membership interests of IdeaOne Telecom Group, LLC and (ii) for the payment of certain fees and expenses incurred in connection with the Incremental Term Loan;
WHEREAS, the outstanding principal balance of the Existing Term Loan and the Incremental Term Loan as of the date hereof are $115,600,000.00 and $19,670,000.00, respectively, and such Existing Term Loan and Incremental Term Loan shall be refinanced by the Term Loan under this Agreement;
WHEREAS, the Guarantors are party to that certain Guaranty Agreement, dated as of August 11, 2011 (as amended, modified, supplemented, extended or restated from time to time, the "Guaranty Agreement") in favor of the Administrative Agent;

WHEREAS, CoBank is Administrative Agent, Lead Arranger, Bookrunner, Swingline Lender, Issuing Lender and a Lender, Union Bank, N.A. is Co-Syndication Agent and Lender, and Suntrust Bank is Co-Syndication Agent and a Lender; and

WHEREAS, the Borrower has requested and the Lenders have agreed, subject to the terms hereof, to certain modifications to the Credit Agreement, as more fully described herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment Agreement, each of the Borrower, each Guarantor, Administrative Agent and each Lender hereby agree and consent as follows:

SECTION 1.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
SECTION 2.  In reliance on the representations and warranties of the Loan Parties contained in this Agreement and in connection with the request of the Borrower for the amendments and other modifications provided herein and subject to the effectiveness of this Agreement as described below, the Loan Documents are hereby amended as set forth below.
(a)            The Credit Agreement is hereby amended in the following particulars:
(i)            The Credit Agreement is hereby amended by (1) deleting the defined terms "Interest Rate Contract," "Existing Interest Rate Contract" and "Existing Swap Contract Provider Notice Letter," and (2) by deleting all references thereto in the Credit Agreement, including, without limitation, the references set forth in the definitions of "Related Secured Hedging Agreement" and "Secured Party."
(ii)            The Credit Agreement is hereby amended by deleting all references to the defined term "Closing Date" set forth therein and replacing such references with the defined term "First Amendment Date"; provided, however, that such references set forth in the defined terms "CoBank Cash Management Agreement" and "Replacement Letters of Credit" and in Sections 6.1(a), 7.2, 12.5(l), and 15.18 of the Credit Agreement shall not be so replaced.
(iii)            Section 1.1 of the Credit Agreement is hereby amended in the following particulars:
(1)            By amending and restating the definition of "Aggregate Commitment" set forth therein in its entirety as follows:
"Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the First Amendment Date, the Aggregate Commitment shall be One Hundred Sixty-Five Million Two Hundred and Seventy Dollars ($165,270,000).
(2)            By amending and restating the definition of "Base Rate" set forth therein in its entirety as follows:
"Base Rate" means a variable rate of interest per annum equal, on any day, to the rate of interest established by CoBank on the first Business Day of each week as the higher of (i) the Prime Rate, (ii) the Federal Funds Rate plus 0.50%

and (iii) 1.50% plus one-month LIBOR.  For the purpose of this definition of "Base Rate", "LIBOR" shall mean the rate (rounded upward to the next whole multiple of 1/100 of 1%) for deposits in dollars for an interest period of one month as calculated by the British Bankers Association as reported by Bloomberg Information Services (or any successor thereto or any other readily available service selected by CoBank that has been approved by the British Bankers Association as an authorized information vendor for purposes of displaying rates) as of 11:00 a.m. (London time) on such day.
(3)            By amending and restating the definition of "CoBank Cash Management Agreement" set forth therein in its entirety as follows:
"CoBank Cash Management Agreement" means any Master Agreement for Cash Management and Transaction Services entered into between CoBank and the Borrower following the Closing Date, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower to CoBank related thereto, including the CoBank Cash Manager Initial Rules Sets and similar documents, or any replacement agreement governing cash management services provided by CoBank; provided that, the Borrower has elected pursuant to its rule set instructions or similar document to have its accounts that are subject to the CoBank Cash Management Agreement settle against the Swingline Loan and such election has not been modified.
(4)            By adding a new definition of "Commodity Exchange Act" thereto, in alphabetical order, to read as follows:
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
(5)            By adding a new definition of "Excluded Swap Obligation" thereto, in alphabetical order, to read as follows:
"Excluded Swap Obligation" means, with respect to any Loan Party providing a guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 10.17 and any other "keepwell, support or other agreements" for the benefit of such Loan Party) at the time the guaranty of or grant of such security interest by such Loan Party becomes effective with respect to such related Swap Obligation.  For the avoidance of doubt, if a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or grant of security interest is or becomes illegal.
(6)            By adding a new definition of "First Amendment Date" thereto, in alphabetical order, to read as follows:
"First Amendment Date" means October 30, 2013.
(7)            By amending and restating the definition of "Hedging Agreement" set forth therein in its entirety as follows:
"Hedging Agreement" means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
(8)            By amending and restating the definition of "Prime Rate" set forth therein in its entirety as follows:
"Prime Rate" means a variable rate of interest per annum equal to the "U.S. prime rate" as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.
(9)            By adding a new definition of "Qualified ECP Guarantor" thereto, in alphabetical order, to read as follows:
"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party (a) that has total assets exceeding $10,000,000 at the time any guaranty of or any granting of a security interest to secure obligations under such Swap Obligation becomes effective or (b) that otherwise constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(10)            By amending and restating the definition of "Secured Hedging Agreement" set forth therein in its entirety as follows:
"Secured Hedging Agreement" means any Hedging Agreement between any Loan Party and any Lender or Secured Affiliate; provided that the foregoing shall not constitute a Secured Hedging Agreement if at any time the applicable provider of such Hedging Agreement is not a Lender or a Secured Affiliate.
(11)            By amending and restating the definition of "Secured Obligation" set forth therein in its entirety as follows:
"Secured Obligation" means (a) the Obligations, (b) all obligations of any Loan Party under any Secured Hedging Agreement and any Related Secured Hedging Agreement, and (c) all obligations of any Loan Party under any Cash Management Agreement; provided, however, in each case, Excluded Swap Obligations of any Loan Party shall in any event be excluded from "Secured Obligations" owing by such Loan Party.
(12)            By adding a new definition of "Swap Obligation" thereto, in alphabetical order, to read as follows:
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
(13)            By amending and restating the definition of "Term Loan Commitment" set forth therein in its entirety as follows:
"Term Loan Commitment" means (a) as to any Term Loan Lender, the obligation of such Lender to make a Term Loan in an aggregate principal amount not to exceed the amount set forth opposite such Term Loan Lender's name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment to make the Term Loan. The Term Loan Commitment of all Term Loan Lenders as of the First Amendment Date shall be $135,270,000, representing the aggregate principal amount of the term loans outstanding on the First Amendment Date.
(14)            By amending and restating the definition of "Term Loan Maturity Date" set forth therein in its entirety as follows:
"Term Loan Maturity Date" means the first to occur of (a) December 31, 2019 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(b).
(iv)            Section 2.6 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:

SECTION 2.6.            Termination of Revolving Credit Facility.  The Revolving Credit Facility shall terminate on the earliest of (a) December 31, 2019, (b) the date of termination by the Borrower pursuant to Section 2.5 and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(b).
(v)            Section 4.3 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:
SECTION 4.3             Repayment of Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in equal consecutive quarterly installments of $338,175 on the last Business Day of each of March, June, September, and December commencing December 31, 2013. If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon and all other Obligations with respect to the Term Loan, on the Term Loan Maturity Date.
(vi)            Section 4.4(a) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:
(a)            Subject to the conditions set forth below, at any time following the First Amendment Date and prior to the Term Loan Maturity Date, the Borrower shall have the right, upon not less than thirty (30) days' prior written notice (an "Incremental Term Loan Notification") to the Administrative Agent (which shall promptly advise each Lender of its receipt and the contents thereof) to request up to five (5) Incremental Term Loans in a total aggregate principal amount of up to $50,000,000 from the First Amendment Date and prior to the Term Loan Maturity Date.  Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date.
(vii)            Section 6.1(b)(vi) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:
(vi)            notwithstanding anything to the contrary, the initial LIBOR Interest Period selected for a LIBOR Rate Loan under the Term Loan Facility immediately following the First Amendment Date may, with the consent of the Administrative Agent, be for a period other than the periods specified above (such period, the "Interpolated LIBOR Period") to the extent necessary to permit the Borrower to match the durations of its LIBOR Rate Loans under this Agreement to the durations of the correlative interest rate periods under any existing Secured Hedging Agreement in place on the First Amendment Date.  If the Borrower selects the Interpolated LIBOR Period for the initial LIBOR Rate Loan under the Term Loan Facility, such LIBOR Rate Loan shall accrue interest at a rate per annum equal to the sum of (A) the rate determined based on a linear interpolation between (1) LIBOR for an interest period that is the next shortest interest period presented by the Reuters Screen LIBOR01 to the duration of the Interpolated LIBOR Period and (2) LIBOR for an interest period that is the next longest interest period presented by the Reuters Screen LIBOR01 to the duration of the Interpolated LIBOR Period plus (B) the Applicable Margin applicable from time to time as provided in Section 6.1(c).
(viii)            Section 6.1(c) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety as follows:
(c)            Applicable Margin; Commitment Fee.  The applicable margin provided for in Section 6.1(a) with respect to any Loan and the commitment fee provided for in Section 6.3(a) with respect to the unused portion of the Revolving Credit Commitment (the "Applicable Margin") shall each be based upon the table set forth below (or, with respect to Incremental Term Loans, as set forth in the Incremental Term Loan Notification) and shall be determined and adjusted quarterly on the date (each a "Calculation Date") five (5) Business Days after the date by which the Borrower is required to provide an Officer's Compliance Certificate for the most recently ended fiscal quarter of the Borrower; provided, however, that if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 9.3 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date, such adjustment to occur five (5) Business Days after the receipt of such certificate.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued and to the unused portion of the Revolving Credit Commitment as such time and thereafter.
Pricing Level	Leverage Ratio	Revolver/ Term Loan LIBOR	Revolver/ Term Loan Base Rate	Commitment Fee
I	Greater than or equal to 3.00 to 1.00	3.000%	2.000%	0.375%
II	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	2.750%	1.750%	0.375%
III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	2.500%	1.500%	0.250%
IV	Less than 2.00 to 1.00	2.250%	1.250%	0.250%
If, as a result of any restatement of or other adjustment to any financial statements of the Borrower or for any other reason, the Administrative Agent determines in good faith that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (2) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent and Lenders shall have no obligation to repay any interest to the Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.
(ix)            Section 6.1(e) of the Credit Agreement is hereby amended by amending and restating such section in its entirety, to read as follows:
(e)            Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter, and interest on each LIBOR Rate Loan shall be payable on the last day of each LIBOR Interest Period applicable thereto, and if such LIBOR Interest Period extends over three (3) months, in addition to such date, at the end of each three (3) month interval during such LIBOR Interest Period.  Interest on both Base Rate Loans and LIBOR Rate Loans (or portion thereof), including the payment of any Swingline Loan pursuant to Section 5.1(b), is also payable on the prepayment of such Loan (or portion thereof) and the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable, whether by acceleration or otherwise.  All calculations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual number of days elapsed, and all other calculations made in respect of interest, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.
(x)            Section 6.5 of the Credit Agreement is hereby amended by adding to the end of such Section 6.5 the following:
Notwithstanding the foregoing, amounts received from any Loan Party that is not an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder shall not be applied to the Secured Obligations, or, for the avoidance of doubt, Obligations, that comprise Excluded Swap Obligations of such Loan Party (it being understood, that in the event that any amount is applied to Secured Obligations, or, for the avoidance of doubt, Obligations, other than Excluded Swap Obligations as a result of this clause, the

Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clauses Fourth or Ninth above from amounts received from "eligible contract participants" under the Commodity Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations, or, for the avoidance of doubt, Obligations, described in clauses Fourth or Ninth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations, or, for the avoidance of doubt, Obligations, pursuant to clauses Fourth or Ninth above).
(xi)            Section 7.4 of the Credit Agreement is hereby amended by amending and restating such Section   in its entirety to read as follows:
SECTION 7.4              Post-Closing Covenants.  [Reserved].
(xii)            Section 8.1 of the Credit Agreement is hereby amended by adding a new clause (ee) thereto, to read as follows:
(ee)            Each of the Borrower and Enventis is, and will be, a Qualified ECP Guarantor on the date hereof and on each date it enters into, guarantees, or grants any security interest with respect to, a Hedging Agreement, in each case in accordance with the terms hereof.
(xiii)            Article X of the Credit Agreement is hereby amended by adding a new Section 10.17 thereto, to read as follows:
SECTION 10.17      Commodity Exchange Act Keepwell Provisions.  The Borrower will, and will cause each other Loan Party that is a Qualified ECP Guarantor to, provide such funds or other credit support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of such Loan Party's obligations under the guaranty provided under the Guaranty Agreement and under the other Loan Documents, including, without limitation, obligations to guaranty Secured Obligations constituting Swap Obligations that would, in the absence of the agreement in this Section 10.17, otherwise constitute Excluded Swap Obligations (but in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations under this Section 10.17, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section 10.17 shall remain in full force and effect until all Secured Obligations have been indefeasibly paid and performed in full. The Loan Parties intend that this Section 10.17 constitute, and this Section 10.17 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.

(xiv)            Section 10.15 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
SECTION 10.15       Interest Rate Contracts.  [Reserved].
(xv)            Section 10.16 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
SECTION 10.16      Use of Proceeds.  Use the proceeds of the Loans solely for the purposes described in Section 2.7 of this Agreement, provided, however, the proceeds of any Incremental Term Loan shall be used solely for the purposes described in the Incremental Term Loan Agreement evidencing such Incremental Term Loan Facility. No part of any Loan will be used (directly or indirectly) to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock" as defined in, or otherwise in violation of, section 7 of the Securities Exchange Act of 1934 and Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, respectively
(xvi)            Section 11.1 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
11.1            Maximum Leverage Ratio.  As of the date of any fiscal quarter end during the applicable period set forth below, permit the ratio (the "Leverage Ratio") of (a) Total Debt as of such fiscal quarter end to (b) EBITDA for the four consecutive fiscal quarter period ending on such fiscal quarter end, to exceed the corresponding ratio set forth below:
Period	Ratio
First Amendment Date through December 31, 2014	3.50 to 1.00
January 1, 2015 through December 31, 2015	3.25 to 1.00
January 1, 2016 and thereafter	3.00 to 1.00

(xvii)            Section 12.1(f) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
(f)            following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, Debt of the GE Financing Subsidiary to the Borrower or any other Guarantor in an amount not to exceed (i) $10,000,000 of Debt incurred by the GE Financing Subsidiary in the aggregate during any twelve-month period, less the aggregate amount of all investments in the GE Financing Subsidiary during such period pursuant to Section 12.3(a)(iii)(Y), and (ii) $30,000,000 of Debt incurred by the GE Financing Subsidiary in the aggregate during the term of this Agreement, less the aggregate amount of all investments in the GE Financing Subsidiary during the term of this Agreement pursuant to Section 12.3(a)(iii)(Z);
(xviii)            Section 12.2(g) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
(g)            Liens securing (x) Debt incurred in connection with Capitalized Leases permitted under Section 12.1(d), and (y) purchase money Debt permitted under Section 12.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;
(xix)            Section 12.3(a) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
(a)            (i) investments existing on the First Amendment Date in Subsidiaries; (ii) additional investments of the Borrower in any Guarantor and of any Guarantor in the Borrower or any other Guarantor (excluding, (A) except with respect to the repayment of Debt permitted under Section 12.1(e) by means of a deemed capital contribution, until such time as an Enventis Restrictions Release Event has occurred, Enventis, and (B) except as set forth in Section 12.3(a)(iii), the GE Financing Subsidiary, if any); (iii) following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, investments of the Borrower or any Guarantor in the GE Financing Subsidiary in an amount not to exceed (Y) $10,000,000 of investments in the GE Financing Subsidiary in the aggregate during any twelve-month period, less the aggregate amount of all Debt incurred by the GE Financing Subsidiary during such period pursuant to Section 12.3(f)(i), and (Z) $30,000,000 of investments in the GE Financing Subsidiary in the aggregate during the term of this Agreement, less the aggregate amount of all Debt incurred by the GE Financing Subsidiary during the term of this Agreement pursuant to Section 12.3(f)(ii); and (iv) the other existing loans, advances and investments not otherwise permitted by this Section 12.3 described on Schedule 12.3;
(xx)            Section 12.3(c) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
(c)            investments by the Borrower or any Subsidiary (but excluding, until such time as an Enventis Restrictions Release Event has occurred, Enventis, and following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, the GE Financing Subsidiary) in the form of (i) acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person or (ii) investments in Subsidiaries,  in each case so long as such acquisition or investment has been previously approved in writing by the Required Lenders; provided, however, that the Borrower or any Subsidiary (but excluding, until such time as an Enventis Restrictions Release Event has occurred, Enventis, and following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, the GE Financing Subsidiary) shall be permitted to make any one or more individual acquisitions or a series of related acquisitions (or for any such investment) without the approval of the Required Lenders so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be created thereby, (ii) the Borrower shall have delivered to the Administrative Agent financial projections in form and substance reasonably satisfactory to the Administrative Agent, evidencing compliance, on a pro forma basis, with the covenants contained in Articles XI and XII and (iii) the total consideration for such acquisitions (or investments) does not exceed in the aggregate $50,000,000 during the period commencing on the First Amendment Date and ending on the date of the termination of this Agreement; provided further that such acquired Subsidiary complies with Section 10.12 hereof
(xxi)            Section 12.5 of the Credit Agreement is hereby amended by adding a new clause (m) thereto, to read as follows:
(m)            exchanges, dispositions or grants of rights of dark fiber or indefeasible rights to use fiber of the Borrower or any Subsidiary of the Borrower in the ordinary course of the Borrower's or such Subsidiary's business.
(xxii)            Section 12.6(b) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
(b)            the Borrower may (i) pay cash dividends to its equity holders in an aggregate amount not to exceed $9,500,000 in any Fiscal Year, (ii) pay cash dividends to its equity holders from proceeds of asset dispositions permitted pursuant to Section 12.5 in an aggregate amount not to exceed $3,000,000 over the term of this Agreement, and (iii) purchase, redeem or otherwise acquire shares of its capital stock ("Stock Repurchases") in an aggregate amount not to exceed $8,000,000 over the term of this Agreement; provided that, in each case, (A) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating compliance with Articles XI and XII hereof both before and after giving effect to such dividend or Stock Repurchase, (B) no Default or Event of Default described in Sections 13.1(a), 13.1(b), 13.1(j) or 13.1(k) shall have occurred and be continuing as of the date such dividend is paid or such Stock Repurchase is made or will result after giving effect to the making of such dividend or Stock Repurchase, and (C) the dividends made pursuant to clause (ii) of this Section

12.6(b) and Stock Repurchases made pursuant to clause (iii) of this Section 12.6(b) may not exceed an aggregate amount of $8,000,000 over the term of this Agreement; and
(xxiii)            Section 12.14 of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
SECTION 12.14      Hedging Agreements.  Engage in, guaranty or grant a security interest to secure any speculative transactions or any transaction involving a Hedging Agreement except for the sole purpose of hedging in the normal course of business; provided however, that the Borrower shall not, and shall not permit any Subsidiary to, guaranty or grant a security interest to secure any Swap Obligation if at the time of such guaranty or grant it does not constitute an "eligible contract participant" as defined in the Commodity Exchange Act.
(xxiv)            Section 13.1(d) of the Credit Agreement is hereby amending by adding to Section 13.1(d) a cross reference to Section 10.17 of the Credit Agreement.
(xxv)            Exhibit A-1 to the Credit Agreement is hereby replaced by the Exhibit A-1 attached hereto as Exhibit A.
(xxvi)            Exhibit A-2 to the Credit Agreement is hereby replaced by the Exhibit A-2 attached hereto as Exhibit B.
(xxvii)          The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the information set forth in Exhibit C hereto hereby amends and restates in its entirety the information required to be set forth in Schedules 1.1(a) through 12.8 to the Credit Agreement.
(b)            The Guaranty Agreement is hereby amended in the following particulars:
(i)            The Guaranty Agreement is hereby amended by amending and restating Section 2.1(a) thereof in its entirety, to read as follows:
(a)            Each Guarantor hereby, jointly and severally with the other Guarantors, absolutely, irrevocably, unconditionally, completely and immediately, as primary obligor and not merely as surety, guarantees to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, and their respective permitted successors, endorsees, transferees and assigns, the full and prompt payment and performance of all Secured Obligations, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower or any other Loan Party, whether or not discharged, stayed or otherwise affected by any Debtor Relief Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Secured Party or acquired by the Administrative Agent or any other Secured Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Secured Obligations, including all of the foregoing being hereafter collectively referred to as the "Guaranteed Obligations"); provided however, in each case, Excluded Swap Obligations of any Loan Party shall in any event be excluded from "Guaranteed Obligations"owing by such Loan Party. Upon failure by the Borrower or any other Loan Party to pay in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) any of the Guaranteed Obligations, each of the Guarantors, jointly and severally, agrees that it will promptly pay the same without setoff or counterclaim at the place and in the manner specified in the Loan Documents or the Secured Hedging Agreements, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal;
(ii)            The Guaranty Agreement is hereby amended by adding a new Section 5.20 thereto, to read as follows:
SECTION 5.20              Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other credit support as may be needed by each other Guarantor to honor all of its obligations under this Guaranty in respect of Hedging Agreements constituting Swap Obligations with respect to such Qualified ECP Guarantor (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.20, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 5.20 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full in cash, all of the lending and other credit commitments under the Credit Agreement and the Loan Documents have been terminated and the Credit Agreement and the Loan Documents shall have been terminated.  Each Qualified ECP Guarantor intends that this Section 5.20 constitute, and this Section 5.20 shall be deemed to constitute, a "keepwell, support or other agreement" for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 3.  Waiver.  Pursuant to the provisions of Section 15.10 of the Credit Agreement, the Borrower is required to deliver a Schedule 4 to each Annual Officer's Compliance Certificate updating the information set forth in Schedules 8.1(a), 8.1(b), 8.1(l), 8.1(q), 8.1(s) and 8.1(w) to the Credit Agreement.  In reliance on the representations, warranties and agreements provided and made by the Borrower to the Administrative Agent and the Lenders herein, the Administrative Agent and the Lenders hereby waive the requirement that the Borrower deliver such Schedule 4 in connection with the Annual Officer's Compliance Certificate to be delivered in connection with the annual financial statements required to be delivered pursuant to the provisions of Section 9.1(b) of the Credit Agreement for the Fiscal Year ending December 31, 2013.
SECTION 4.  Acknowledgment of Enventis Restrictions Release Event.  Each of the Loan Parties, the Administrative Agent and each Lender hereby acknowledges that (i) an Enventis Restrictions Release Event has occurred, as described in clause (b) of the definition of "Enventis Restrictions Release Event" set forth in the Credit Agreement and (ii) Enterprise Integration Services, Inc. is the "GE Financing Subsidiary" as defined in the Credit Agreement.
SECTION 5.  Representations and Warranties.  Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a)            Such entity has the right and power to execute, deliver and perform this Amendment Agreement in accordance with its terms.
(b)            Such entity has taken all necessary action to authorize it to execute, deliver and perform this Amendment Agreement in accordance with its terms.
(c)            This Amendment Agreement has been duly executed and delivered by such entity and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.
(d)            The execution, delivery and performance of this Amendment Agreement in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,
(i)            require any Governmental Approval or violate any Applicable Law relating to such entity;
(ii)            conflict with, result in a breach of or constitute a default under the organizational documents of such entity;

(iii)            conflict with any material provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its properties may be bound or any Governmental Approval relating to it; or

(iv)            result in or require the creation or imposition of any Lien (except Permitted Liens) upon or with respect to any property now owned or hereafter acquired by such entity.

(e)            since December 31, 2012, there has been no change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(f)            that, after giving effect to the amendments and affirmative covenants described or set forth in this Amendment Agreement, the representations and warranties of such entity set forth in the Loan Documents are true and correct as of the date hereof as if made on the date hereof.

(g)            no Default or Event of Default under the Loan Documents has occurred and is continuing as of this date.
SECTION 6.  Reaffirmation Regarding Credit Agreement, Guaranty Agreement and Security Agreement.  The Borrower and the Guarantors, as the makers of the Credit Agreement, the Guaranty Agreement and the Security Agreement, as applicable, and certain other Loan Documents, hereby confirm and agree that (a) each such document is and shall continue to be in full force and effect, and (b) the obligations secured by each such document include any and all obligations of the Loan Parties to Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents.
SECTION 7.  Effective Date.  This Amendment Agreement shall be effective only upon receipt by Administrative Agent of each of the following documents (the "Effective Date"):
(a)            an executed counterpart hereto signed by each Lender and each Loan Party, an executed Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note and an executed Term Note in favor of each Term Loan Lender requesting a Term Note;
(b)            a certificate from a Responsible Officer of the Borrower, dated as of the Effective Date, to the effect that all representations and warranties of the Loan Parties contained herein and in the Credit Agreement and the other Loan Documents are true, correct and complete on and as of the Effective Date; that the Loan Parties are not in violation of any of the covenants contained in this Amendment Agreement, the Credit Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Amendment Agreement, no Default or Event of Default has occurred and is continuing; that the Loan Parties have satisfied each of the conditions set forth in Section 5 of this Amendment Agreement; and that there has not occurred since December 31, 2012 any event, change, circumstance, effect or state of facts that has had or could reasonably be expected to have a Material Adverse Effect.
(c)            a certificate of the secretary or assistant secretary of each of the Loan Parties, dated as of the Effective Date, certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing the Loan Documents to which it is a party and certifying that attached thereto is a correct and complete copy of (A) the articles of incorporation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of such Loan Party as in effect on the date of such certifications, (C) the resolutions duly adopted by the board of directors of such Loan Parties authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Amendment Agreement, and (D) each certificate required to be delivered pursuant to Section 5(d) of this Amendment Agreement.

(d)            certificates as of a recent date of the good standing of each of the Loan Parties under the laws of its jurisdiction of organization and each other jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
(e)            favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to such matters as may be reasonably requested by the Administrative Agent, including the Loan Parties, this Amendment Agreement, the other Loan Documents, the Collateral, FCC and PUC matters (including the Licenses) and such other matters as the Administrative Agent shall request.
(f)            a perfection certificate in form and substance satisfactory to the Administrative Agent in its sole discretion and covering the matters described therein with respect to the Loan Parties and their respective assets.
(g)            a certificate from the chief financial officer of each of the Loan Parties, or from such other officer as is reasonably acceptable to the Administrative Agent, certifying, as of the Effective Date, that, after taking into account the rights of each Guarantor under Section 2.3(a) of the Guaranty Agreement, each such Loan Party:  (a) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due.
(h)            results of a Lien search of all filings made against each of the Loan Parties under the applicable Uniform Commercial Code (and local (to the extent the same is not cross-indexed with the secretary of state of the applicable jurisdiction) tax, fixture and judgment filing offices) (a) in the state in which such Loan Party is organized, and (b) if requested by the Administrative Agent, (i) in each county (or independent city or town) in which the Loan Parties own or lease any real property, (ii) in each county (or independent city or town) in which such Loan Party has a central office, and (iii) if such Loan Party is a transmitting utility (as defined in the applicable Uniform Commercial Code), in each state in which real or personal property of such Loan Party is located, such Lien search to indicate, among other things, that the Loan Parties' assets and the ownership interests of the Loan Parties are free and clear of any Lien, except for Permitted Liens.
(i)            certificates of property, hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(j)            evidence that the Loan Parties have received all necessary governmental (including the FCC and all applicable PUCs (including all applicable cable franchise authorities)), shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
(k)            the Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.
(l)            the fees described in that certain fee letter, dated as of September 5, 2013, by and between the Borrower and Administrative Agent.
The modifications to the provisions of the Credit Agreement pursuant to this Amendment Agreement shall be effective as provided herein. Other than as expressly provided in Section 6 below, (i) all obligations and rights of the Loan Parties, Administrative Agent and the Lenders arising out of or relating to the period commencing on the Effective Date shall be governed by the terms and provisions of the Loan Documents giving effect to the modifications provided for herein; and (ii) the obligations of and rights of the Loan Parties, Administrative Agent and the Lenders arising out of or relating to the period prior to the Effective Date shall continue to be governed by the Loan Documents without giving effect to the modifications provided for herein.
SECTION 8.  Post-Closing Covenants.
(a)            The Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent, within 60 days after the date hereof (or such later date as the Administrative Agent may agree to in its sole discretion), (i) recorded copies of that certain First Amendment to Real Estate Mortgage, Security Agreement, Assignment of Rents and Profits and Fixture Financing Statement (the "MCTC Mortgage Amendment"), that certain First Amendment to Real Estate Mortgage, Security Agreement, Assignment of Rents and Profits and Fixture Financing Statement (the "NIBI Mortgage Amendment") and that certain First Amendment to Real Estate Mortgage, Security Agreement, Assignment of Rents and Profits and Fixture Financing Statement (the "IdeaOne Mortgage Amendment" and, together with the MCTC Mortgage Amendment and the NIBI Mortgage Amendment, the "Mortgage Amendment"), and (ii) such date down endorsements to existing title insurance policies with respect to the Mortgage Amendments as requested by the Administrative Agent.
(b)            The Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent, within 120 days after the date hereof (or such later date as the Administrative Agent may agree to in its sole discretion): (i) a favorable opinion of counsel to the applicable Loan Parties addressed to the Administrative Agent and the Lenders, or such other evidence which may be satisfactory to the Administrative Agent in its reasonable discretion, which provides that no Applicable Law of the State of New York requires the approval by any Governmental Authority of the State of New York of such Loan Parties' execution and delivery of this Amendment Agreement, performance under this Amendment Agreement and the Loan Documents to which they are party, and the consummation of the transactions contemplated thereby, (ii) evidence reasonably satisfactory to the Administrative Agent that the applicable Loan Party has opted out of the Applicable Law of the State of New York  relating to such Loan Party's provision of regulated services in such jurisdiction, or (iii) evidence reasonably satisfactory to the Administrative Agent (A) that the applicable Loan Parties have filed a notice or notices with the PUC of the State of New York of such Loan Parties' execution and delivery of this Amendment Agreement and the Loan Documents to which they are party and (B) that such notice(s) have been accepted by such PUC.
(c)            The Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent, within 120 days after the date hereof (or such later date as the Administrative Agent may agree to in its sole discretion): (i) a favorable opinion of counsel to the applicable Loan Parties addressed to the Administrative Agent and the Lenders, or such other evidence which may be satisfactory to the Administrative Agent in its reasonable discretion, which provides that no Applicable Law of the State of Maryland requires the approval by any Governmental Authority of the State of Maryland of such Loan Parties' execution and delivery of this Amendment Agreement, performance under this Amendment Agreement and the Loan Documents to which they are party, and the consummation of the transactions contemplated thereby, (ii) evidence reasonably satisfactory to the Administrative Agent that the applicable Loan Party has opted out of the Applicable Law of the State of Maryland relating to such Loan Party's provision of regulated services in such jurisdiction, or (iii) evidence reasonably satisfactory to the Administrative Agent (A) that the applicable Loan Parties have filed a notice or notices with the PUC of the State of Maryland of such Loan Parties' execution and delivery of this Amendment Agreement and the Loan Documents to which they are party and (B) that such notice(s) have been accepted by such PUC.
SECTION 9.  No Novation. This Amendment Agreement shall not constitute a novation of the Credit Agreement, the Guaranty Agreement, the Security Agreement, the Notes or any other Loan Document. All references to any agreement or instrument amended hereby in such agreement or instrument, in any other Loan Document or in any other documents, instruments or agreements executed or delivered in connection therewith, shall be deemed a reference to such agreement or instrument as amended by this Amendment Agreement. Except as expressly provided in this Amendment Agreement, the execution and delivery of this Amendment Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Loan Documents, and, except as specifically provided in this Amendment Agreement, the Loan Documents shall remain in full force and effect.
SECTION 10.  Costs.  The Borrower agrees to pay Administrative Agent, on demand, all out-of-pocket costs and expenses incurred by Administrative Agent, including, without limitation, the reasonable fees and expenses of counsel retained by Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Amendment Agreement and all other instruments and documents contemplated hereby.
SECTION 11.  General.  This Amendment Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.  This Amendment Agreement shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, including the governing law provisions thereof.
SECTION 12.  Release.  Although each of Administrative Agent and the Lenders regards its respective conduct as proper and does not believe that any Loan Party has any claim, right, cause of action, offset or defense against it or any of its Related Parties in connection with the execution, delivery, performance or administration of, or the transactions contemplated by, any of the Credit Agreement, the Guaranty Agreement, this Amendment Agreement, or any of the other Loan Documents, Administrative Agent, the Lenders and the Loan Parties, as an inducement to enter into this Amendment Agreement and as consideration herefore, agree to eliminate any possibility that any past conduct, conditions, acts, omissions, events, circumstances or matters of any kind whatsoever could impair or otherwise affect any rights, interests, contracts or remedies of any Indemnitees.  Therefore, each Loan Party unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, jointly and severally releases, waives and forever discharges each Indemnitee from and against (a) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind whatsoever, (b) any legal, equitable or other obligations of any kind whatsoever, whether known or unknown, (c) any and all claims whether known or unknown, under any oral or implied agreement (or obligation or undertaking of any kind whatsoever) which is different from or in addition to the express terms of the Credit Agreement, the Guaranty Agreement, this Amendment Agreement, or the other Loan Documents, and (d) all other claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which any Loan Party or any predecessor, successor or assign thereof might otherwise have against any Indemnitee on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the date hereof.
SECTION 13.  Allocations and Adjustments Among Lenders. On the First Amendment Date, (A) all outstanding Obligations under the Credit Agreement owed to any "Lender" that is not continuing as a Lender under the Credit Agreement as amended by this Amendment Agreement (each a "Non-Continuing Lender") shall be repaid in full by Borrower and such Non-Continuing Lender's commitment under the Credit Agreement shall be terminated, and (B) with respect to Lenders under the Credit Agreement and any new Lenders which are continuing as Lenders under the Credit Agreement as amended by this Amendment Agreement (the "Continuing Lenders"), the Administrative Agent shall make appropriate allocations and adjustments in the initial funding instructions to Lenders to reflect the modifications effected by the Loan Documents to each Continuing Lender's commitment.

[Signatures follow on next page.]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

HICKORY TECH CORPORATION, as the Borrower By: /s/ David A. Christensen Name: David A. Christensen Title: Senior Vice President, Chief Financial Officer and Secretary

CABLE NETWORK, INC.,
CRYSTAL COMMUNICATIONS, INC.,
ENTERPRISE INTEGRATION SERVICES, INC.,
ENVENTIS TELECOM, INC.,
HEARTLAND TELECOMMUNICATIONS
COMPANY OF IOWA,
IDEAONE TELECOM, INC.,
MANKATO CITIZENS TELEPHONE
COMPANY,
MID-COMMUNICATIONS, INC., and
NATIONAL INDEPENDENT BILLING, INC.,
each as a Guarantor

By:            /s/ David A. Christensen
Name:          David A. Christensen
Title:             Senior Vice President, Chief Financial
Officer and Secretary

[Signatures continued on following page]

[Signatures continued from previous page]

COBANK, ACB, as Administrative Agent, Lead Arranger, Swingline Lender, Issuing Lender and as a Lender By: /s/ Theodore Koerner Theodore Koerner Managing Director